Exhibit 99.2

DISCOVERY

PARTNERS

INTERNATIONAL

HOST:  Mr. Riccardo Pigliucci

DATE:  March 1, 2005

TIME:   11:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International fourth quarter 2004 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the Company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners fourth quarter 2004 financial results conference call.  With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.  In this call we plan to review the results of the quarter and twelve months ended December 31, 2004, provide guidance for Q1 and the remainder of 2005 and to comment on the acquisition we announced this morning of Biofrontera Discovery GmbH.  As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operations, our research and development efforts and our business environment, including whether the Company’s relationships with Pfizer and the NIH continue through and beyond their contractual terms, the mix and timing of revenues from sales of products and services based on our backlog, the establishment of offshore chemistry operations, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected results in 2005, the level of expenditure necessary to enable the Company to achieve its objectives of focusing its business on providing lead drug candidates to pharmaceutical companies the ability to acquire complementary businesses or capabilities and the integration of acquired businesses or capabilities, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in the company’s annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission and other SEC filings.  Backlog measures are not defined by GAAP and our measurement of backlog may vary from that used by others.  While we believe that long-term backlog trends serve as a useful metric for assessing the growth prospects for our business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

In addition, in response to Regulation G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures such as EPS or gross margin before restructuring charges or other provisions but will only highlight the magnitude of the charges included in the various periods, if any.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8-K.

Now, I will turn the call over to Craig Kussman, Discovery Partners’ CFO to discuss our financial performance.

Craig Kussman: Thanks Riccardo and Good Morning:

Revenues for the fourth quarter ended December 31, 2004, were $14.2 million, 2 percent below the fourth quarter of 2003, and 13 percent above the third quarter of 2004.  The increase versus the third quarter was primarily due to an increase in chemistry and screening services as well as higher product revenues.  The decrease versus prior year was due to decreased chemistry services revenues, which offset higher Crystal Farm product revenues.  Pfizer accounted for 51 percent of our revenues for the quarter.

Gross margin, as a percentage of revenue, for the fourth quarter of 2004 was 42 percent, unchanged from the fourth quarter of 2003, but down from the 46 percent result in third quarter of 2004.  The decrease in gross margin as a percentage of revenue versus the third quarter resulted from lower chemistry services margins caused by a lower level of the per compound margin benefits resulting from the modification to the Pfizer contract in early 2004 combined with lower compound production volumes, which more than offset higher product margins caused by lower inventory reserve adjustments.  The unchanged gross margin percentage versus prior year reflected higher product margins caused by product volume and mix and lower inventory adjustments, which offset lower service margins caused by lower chemistry service volumes and amortization of µARCS technology.

Research and development costs for the fourth quarter of 2004 were $1.2 million, up from $0.6 million in the fourth quarter of 2003, and down slightly from $1.3 million in the third quarter of 2004.  The increase in research and development costs versus prior year resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on Crystal Farm product, compound storage solutions, in silico tools and assays and drug discovery process development.

SG&A costs for the fourth quarter of 2004 were $3.2 million, down from $4.1 million in the fourth quarter of 2003, and down from $3.7 million in the third quarter of 2004.  The decrease in SG&A costs versus the third quarter was due to lower business development costs resulting from the redeployment of development scientists back to scientific activities and by lower incentive compensation accruals.  The decrease in SG&A costs versus prior year resulted from lower incentive compensation accruals, which offset higher administrative costs associated with compliance with Sarbanes Oxley and increased business development efforts.

The Company reported a $1.1 million profit from operations during the fourth quarter of 2004, up slightly from the $1.1 million result in the fourth quarter of 2003 and up $0.7 million versus the third quarter of 2004 result.  The slight improvement versus prior year reflects lower SG&A costs, which offset higher R&D and deferred compensation costs and a lower gross margin.  The increase versus the third quarter of 2004 is due to lower SG&A and R&D costs, combined with the higher gross margin.  This marks the sixth consecutive quarter of operating profit.

Interest income was $0.4 million for the fourth quarter of 2004, unchanged from both the fourth quarter of 2003 and the third quarter of 2004.

Foreign exchange losses totaled $0.2 million for the fourth quarter of 2004, compared to $0.0 million in both the fourth quarter of 2003 and the third quarter of 2004 .  The Q4 loss resulted from the completion of two significant contracts performed by our Swiss-based subsidiary that were denominated in U.S. dollars.

Net income for the fourth quarter ended December 31, 2004 was $1.4 million, or $0.05 per share, compared to net income of $1.5 million, or $0.06 per share in the fourth quarter of 2003, and net income of $0.8, million, or $0.03 per share in the third quarter of 2004.

For the twelve months ended December 31, 2004, revenues were $51.6 million, up 3 percent from the $49.8 million result in 2003.  The increase in year over year top-line performance is due to increases in screening services revenue and instrumentation product revenue offset by decreases in chemistry services revenue.  The decrease in chemistry services revenues resulted primarily from lower revenues generated from Pfizer.  This decrease in revenue came despite the fact that we exercised our right under our agreement with Pfizer to deliver additional compounds in 2004 in an amount equal to the number of compounds scheduled for delivery in the first quarter of 2005, which resulted in $4.2 million of revenue in the fourth quarter of 2004 that will not be recognized in the first quarter of 2005.  With these additional shipments, Pfizer accounted for 53 percent of our revenues for the year.

Gross margin as a percentage of revenue for the twelve months ended December 31, 2004 was 43 percent, up from 36 percent for the same period in 2003.  The year over year increase in gross margin percentage resulted from an improvement in gross margins on screening and chemistry services and on instrumentation products, which were partially offfset by amortization of µARCS technology.  Gross margin as a percentage of screening revenue increased due to an increase in volume.  Gross margin as a percentage of chemistry services revenue increased due to higher margins under our Pfizer agreement, the redeployment of scientists to research and development projects and business development initiatives, and decreases in spending partially offset by unabsorbed overhead resulting from lower volume.  Gross margin as a percentage of instrumentation product revenues increased due primarily to higher margins earned on new products compared to our historical product lines and a reduction of inventory reserve requirements in 2004 compared to 2003.  Our exercise of our right under our agreement with Pfizer to deliver additional compounds in 2004 in an amount equal to the number of compounds scheduled for delivery in the first quarter of 2005 resulted in gross margin of $3.1 million in the fourth quarter of 2004 that will not be recognized in the first quarter of 2005.

Research and development costs for 2004 were $4.3 million, up from $2.6 million in 2003.  The increase in research and development costs resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on Crystal Farm product, compound storage solutions, in silico tools and assays and drug discovery process development.

SG&A costs for 2004 were $14.1 million, up from $14.0 million in 2003.  The increase in SG&A costs versus 2003 is due to higher business development activities and professional services fees primarily related to Sarbanes-Oxley compliance, which more than offset savings resulting from lower incentive compensation accruals and the consolidation of facilities.

There were no restructuring costs in 2004, compared to $1.9 million in 2003 related to the closure of the Company’s Tucson facility.

The Company reported a $2.7 million profit from operations during 2004, compared to a loss from operations of $0.8 million in 2003, which included $1.9 million of restructuring costs.  This substantial improvement is primarily due to the improvement in gross margin and the lack of restructuring charges offset partially by increases in research and development and stock-based compensation amortization.

Interest income for 2004 was $1.4 million, down from $1.8 million for the same period last year due to lower yields on our investment portfolio as well as realized losses during 2004.

Net income for the twelve months ended December 31, 2004 was $3.9 million, or $0.15 per share on a fully diluted basis, compared to net income of $1.1 million, or $0.04 per share, including $1.9 million, or $0.08 per share of restructuring costs, for the same period in 2003.

Cash, cash equivalents and short-term investments at December 31, 2004 were $80.0 million, an increase of $1.1 million from the balance at September 30, 2004 due primarily to net cash flow provided by operations.

Now let me ask Riccardo to review the operations for the fourth quarter of 2004, comment on the Biofrontera Discovery GmbH acquisition announced this morning and on the key milestones for 2005:

Riccardo Pigliucci:

Thank you Craig.

I am very pleased to again report a profitable quarter and the highest annual revenues and profits in the history of Discovery Partners. We have just concluded a very eventful quarter and an even more eventful year. Since our last conference call we have continued to ramp up our efforts to establish the Molecular Library Small Molecule Repository as part of the NIH Road Map initiative. Thousands of compounds have been selected and are being evaluated at our South San Francisco facility. We are very pleased to also report that the NIH has selected DPI as the provider of the automated storage and retrieval system for this program. This new and highly automated system, referred to as the Universal Store, was developed by Discovery Partners and was recently introduced to the market at the Laboratory Automation Symposium in San Jose, CA in January 2005. The first system was delivered and commissioned in late December to the Tucson, Arizona operation of Sanofi-Aventis. The Universal Store can store and retrieve millions of compounds in multiple formats and cherry pick up to 20,000 compounds per day for subsequent high throughput screening, all under inert atmosphere at a temperature of –20 degrees centigrade.  The Universal Store will be available in various configurations ranging in price from $750,000 to $2.0 million. We will be deploying two

Universal Store systems for the NIH program, with the first expected to be installed at our South San Francisco Facility during the second quarter of 2005.

Our Discovery Systems division and Bruker AXS also announced yesterday, at the Pittcon 2005 Conference in Orlando, FL the launch of Crystal Farm-150, a new bench top protein imaging and crystallization system that complements the larger and fully automated Crystal Farm-400 system.

Our drug discovery efforts continue to be validated with the establishment of new alliances such as our recently announced alliance with Biovitrum AB to work together to identify small molecule lead compounds suitable for advancing targets within the metabolic disease area.

In addition we continue to invest in internal R&D to develop new tools to enhance our discovery capabilities. In January we announced the establishment of a panel of assays for in silico and in vitro ADME (Absorption, Distribution, Metabolism, and Excretion) and safety profiling. The in silico tools and assays are applicable for the design of compounds in hit generation, hit expansion and lead optimization programs and will allow annotation of compounds for ADME and safety characteristics in lead selection and optimization projects.

A remarkable number of new developments just in the few months since our last call conclude an equally eventful year. We started with the February signing of the multi-million dollar agreement with Pfizer renewing their commitment into 2005. In May we assisted our largest shareholder, the Applera Corporation, to place 7.2 million shares into the market in an orderly way with a fully underwritten secondary offering and in August we were awarded a major multi year contract with the NIH to establish and manage the Small Molecule Repository of up to one million compounds as part of the NIH Roadmap initiative. In addition to the obvious financial reward, this $24 million contract positioned DPI at the center of the largest scientific endeavor initiated by the NIH since the Human Genome project and has highlighted DPI’s capabilities to scientists worldwide both in academia and in the pharmaceutical industry.

All in all a very busy and productive year in which we again delivered the performance we promised.

What is less evident just looking at these results is the challenges we faced in achieving our objectives for the year.

In the course of our efforts over the year, we have realized that the market for outsourced discovery chemistry and research is fundamentally changing.

Offshore providers and large pharma going directly offshore have put enormous pressure on prices and commoditized many of our offerings. Our attempt to establish a foothold in India has been very successful but we realize that for DPI to continue to grow profitably and for the long term we need to continue to add more value to our offerings in the US and Europe and not just become a broker of commodity labor from an offshore location.

Our success with the Pfizer collaboration has resulted from our adding value to the processes and the chemistry not just in efficiently executing a series of standard protocols. The same is true of our collaborations with Allergan, Actelion, and several others.

We have therefore decided to accelerate in 2005 our migration toward establishing ourselves as the premier provider of integrated drug discovery capabilities to pharmaceutical companies and away from services that compete with offshore providers.

We will concentrate our efforts in demonstrating our ability to deliver compounds that have a high likelihood of becoming drugs and continuing to enhance our profile in the scientific community. We will focus on this approach even if this means adding additional resources, acquiring new capabilities, temporarily increasing the risk sharing profile of the company or foregoing profitability for a limited amount of time.

We are not and do not intend to become a therapeutic company but will continue to strive to highlight and capture the value added that our scientists can contribute to the drug discovery process and definitely distance ourselves from being perceived as a commodity provider.

The acquisition of Biofrontera Discovery GmbH in Heidelberg, Germany announced this morning is the first step we are taking in order to achieve our objectives.  The addition of this operation will substantially expand our drug discovery platform with highly diverse libraries of natural compounds, fermentation and isolation of natural products and structural elucidation.

Biofrontera Discovery will be highly complementary to our drug discovery capabilities and will allow current and future collaborators of DPI to access a seamless discovery platform that can offer the best in small molecule synthetic chemistry and profound knowledge in natural compound chemistry as well as medicinal chemistry capabilities in both the US and Europe.

Biofrontera Discovery has operated until now as an internal drug discovery group within Biofrontera AG and therefore currently has no independent revenue streams. We expect that we will begin to market their capabilities immediately as part of our overall integrated drug discovery effort and we project that this will not only result in a new revenue stream for DPI, but will also generate enhanced revenues at our Basel and US operations.

While we are redirecting the company toward our stated goals, we also need to maintain our overall revenue base at levels that can absorb the fixed costs inherent in being a publicly traded company. Although we fully expect that Pfizer will remain one of our major customers after the completion of our current contract, we need to be prepared for the possibility of reduced revenues in 2006.  For this reason, in addition to concentrating on expanding the company through organic growth or acquisition of complementary technology platforms such as Biofrontera Discovery GmbH we are actively pursuing the acquisition of companies with recurring revenues and profits that can complement our offerings, absorb part of our infrastructure and leverage our capabilities.

Independent from any M&A activity, we will continue to strive to contain our fixed and variable costs of doing business by continuing to carefully manage our expense base. We will also potentially continue to add offshore capabilities if and when appropriate but we will only do it to become more flexible and profitable.

As I discussed before, during 2005 we will see a further significant decline of the Pfizer business only partially replaced by increased NIH revenue.  Our current 12 month backlog of $33 million, driven by the $8 million contractual ramp down of the Pfizer contact, is $7 million lower than a year ago at this time and with our current, limited new business visibility, excluding any possible M&A transaction, we estimate 2005 revenues will be between $44 million and $54 million.  This revenue amount does not include the revenues for the two Universal Store Systems to be deployed in the NIH project in 2005, as they will be recognized over the life of the NIH contract, nor any significant contribution from the Biofrontera Discovery acquisition.

During 2005, we expect to invest an amount in excess of our 2004 earnings in redirecting the company focus, to absorb the current burn rate of Biofrontera Discovery and to adopt FAS 123R, as mandated, on July 1, 2005. As a result, for 2005 we project a net loss of between $2 million and $6 million, absent any other M&A and/or restructuring activities.  Without any further visibility on Pfizer’s intentions, it is only prudent for us to start redirecting our resources to increase our share of drug discovery collaboration opportunities even if this temporarily affects our ability to realize profitability.

We believe that during 2005 our performance should be judged by the attainment of specific milestones such as the acquisition of additional drug discovery capabilities or the signing of specific significant collaborations with major partners rather than by tracking quarterly revenue and EPS performance and therefore we will not be providing quarterly guidance.

We have demonstrated over the past two years that we can deliver and meet or exceed the financial expectations that we set. Our goal for 2005 and 2006 is to demonstrate that we can build our business with a substantially reduced dependence on Pfizer into a company positioned to offer higher value to our partners, with the ultimate goal of returning to growth and profitability.

This concludes the first part of our conference call.  I am available to answer questions at this time.  We urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results or financial guidance following the conclusion of this conference call.

OPERATOR:  Thank you.  The question and answer session will

begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press 1 - 4 on your push button phone.  Should you wish to withdraw your question, press 1 - 3.   Your question will be taken in the order it is received.  Please stand by for your first question.

END: I would like to thank all of you for participating on this teleconference and look forward to talking to you again soon.

Thank you.